     (10)  (iii) Employment Agreement between All American Medical
                 & Surgical Supply Corp. and Lou Ghelli dated
                 October 26,1995.

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, made and entered into this 26th day of October, 1995 by and between ALL AMERICAN MEDICAL & SURGICAL SUPPLY CORP. a New York corporation with its offices at 1242 79th Street, Brooklyn, New York 11228 (the "Employer") which term includes any subsidiaries to be formed) and LOU GHELLI, residing at 29 Colonial Village Drive, Hillsdale, New Jersey, 07642 (the "Employee").

                              W I T N E S S E T H

         WHEREAS, Employer was recently incorporated in New York by its parent, Medicore, Inc. ("Medicore") to engage in the home health care business, and the providing and marketing of home health care products and services (collectively "Services"), initially but not limited to the sales and rental or durable medical equipment and supplies, such as hospital beds, wheelchairs, walkers, canes, electronic monitoring equipment, surgical supplies, ostomy and incontinence products, and other miscellaneous products and services (collectively "Durable Medical Equipment"); and

         WHEREAS, Employee has the experience in purchasing and marketing the Services and Durable Medical Equipment; and

         WHEREAS, the parties wish to enter into this Agreement whereby Employer shall employ Employee as its Vice President of Marketing, and Employee so desires to be employed under the terms and conditions herein contained.

         NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged and in consideration of the convenants and promises contained herein, the parties, intending to be legally bound hereby, each mutually agree as follows:

         1. EMPLOYMENT. Employer, in consideration of the representations of Employee as per Section 2 hereof, hereby employs Employee as its Vice President of Marketing, his duties to be such as are customarily performed by persons employed in such capacity; provided, in particular, since Employer was recently organized, Employee shall be specifically responsible for sales and marketing of Services, initially the Durable Medical Equipment ("Marketing") and developing the Marketing of Employer. Employee shall perform his duties under the direction of the Chief Executive Officer and President of Employer and in conformity with the standards and policies established by the Board of Directors of Employer; and Employee shall not engage in any other business, directly or indirectly, whether competitive or not with the Services of the Employer; and Employee agrees to devote substantially his entire time, attention and efforts to the business of Employer. Employee shall perform such services as may from time to time reasonably be required of him and Employee shall accept such offices, positions, directorships and/or other responsibilities as Employer may determine, without being entitled to receive additional remuneration, except as otherwise provided herein.

         2. REPRESENTATIONS OF EMPLOYEE. Employee hereby represents and warrants that (i) he has 35 years experience and know-how in the home health care business, particularly in Marketing; (ii) he has the expertise to establish and develop the Marketing operations of the Employer; (iii) he is not a party to or the subject of any order or directive of any court or governmental agency, nor subject to any agreement or other arrangement that would restrict or limit him in any manner from acting and performing under the terms of this Agreement; and (iv) he has the authority, right and power to enter into and perform under the terms of this Agreement.

         3. TERM. The term of employment under the provisions of this Agreement shall be for a period of five (5) years and two (2) months effective November 1, 1995 ("Commencement Date") and ending December 31, 2000 (the "Term"), unless terminated sooner pursuant to the express provisions hereof; provided, in the absence of Employer obtaining full, unencumbered title to the Licenses from Anthony Tepedino ("Tepedino") in its name as per the Employment Agreement with Mr. Tepedino, then this Agreement will be immediately terminated, and null and void, without any obligation of either party to the other.

         4.      REMUNERATION.

         (a) During the Term Employer will compensate Employee for his services based upon ten (10%) percent commission of Employee's Marketing (which term excludes sales and Marketing of any other person, whether an employee, agent, officer, director, independent contractor of Employer or otherwise) plus additional compensation of three (3%) percent commission of all other Marketing, exclusive of Employee's and Tepedino's Marketing ("Other Marketing"). Employee shall have the right to examine the Employee's books, records and tax returns.

         During the Term Employer shall provide Employee with a payment of $1,000 per week, ("Weekly Draw") against the 10% commissions to be earned based upon a minimum of Employee generated Marketing of $520,000 per annum exclusive of Other Marketing (measured on a calendar year basis) ("Minimum Term Commission"). Commissions due Employee shall be paid quarterly within 45 days from the close of the immediately preceding quarter for which commissions are due. Each quarter shall be measured on a calendar quarter basis, provided the first Quarter of 1996 shall include November and December, 1995 (the "1995 Period"). Employer has the right in its sole discretion to adjust any Employee Marketing commissions downward in direct proportion to such quarterly Marketing generated by Employee as such relates to the Minimum Term Commissions which are $130,000 per quarter(1). Such adjustment shall be effected on a quarterly basis for the immediately succeeding quarter, and, if necessary, continued to any subsequent quarter(s) thereafter; and such adjustments shall be on a dollar for dollar basis based upon the difference between Minimum Term Commissions as represented by the Weekly Draw which Employee has already received for that quarter and the Employee generated Marketing for that quarter, exclusive of Other Marketing. All adjustments shall be effected on a pro-rata basis in equal weekly amount reductions against the Employee's future Weekly Draw. Upward adjustments based on Employee generated Commissions in excess of the Minimum Term Commissions for a particular quarter shall likewise be paid by Employer to Employee on a pro-rata basis over the term of the next immediately succeeding quarter.

---------------

(1) For the first Quarter, 1996 the Minimum Term Commission shall be $173,334 due to inclusion of the 1995 Period, which results in the 1996 per annum minimum Employee generated Marketing requirements of $563,334.

         EXAMPLE OF COMPENSATION:

         Assumes 13 weeks per quarter.

                                  Employee Generated Marketing                 Commission                  Weekly Draw
         Quarter 1*                       $120,000                                $12,000                   $   1,000(2)

         Quarter 2                          75,000                                  7,500                      923.08(3)

         Quarter 3                         100,000                                 10,000                      576.92(4)

         Quarter 4                         150,000                                 15,000(5)                   769.23
                                          --------                                -------
                                          $445,000                                $44,500

--------------

*        First Quarter of 1996 includes the 1995 Period.

(2) A Minimum Term Commission of $13,000 per quarter required, subject to Note (1) above. The Company has the right to adjust the Weekly Draw for the next Quarter downward by an aggregate of $1,000 (10% of $10,000 shortfall) or $76.92 per week, for a pro-rata quarterly reduced Weekly Draw of $923.08.

(3) Quarter 2 Employee generated Marketing is $55,000 short of the minimum Marketing. Employee was paid in excess of the Minimum Term Commission by $5,500, which amount to be adjusted for the next immediately succeeding quarter (Quarter 3), as indicated in subparagraph (a) of this Section 5, by a pro-rata reduction of such sum from the Weekly Draw during Quarter 3 of $423.08 per week for a Weekly Draw of $576.92 for Quarter 3.

(4) Quarter 3 reflects Employee generated Marketing short by $30,000; therefore the Weekly Draw received by Employee exceeded commissions earned requiring a pro-rata adjustment reducing the Quarter 4 Weekly Draw by $230.77 for Weekly Draw of $769.23.

(5) Quarter 4 reflects Employee generated Marketing of $150,000 yielding a commission of $15,000 for Quarter 4. The excess of $2,000 over the Weekly Draw to be paid pro-rata in next quarter's Weekly Draw by an additional $153.85 per week or $1,153.85 for Quarter 5 Weekly Draw.

         (b) Compensation to Employee shall be payable in bi-weekly installments in accordance with the Employer's normal payroll practices including all appropriate and normal deductions for social security and withholding taxes.

         5.      EXPENSES AND PERQUISITES.

         (a) Employee will be entitled to reimbursement, upon presentation of vouchers and/or receipts, for reasonable business expenses incurred by Employee with respect to the performance of his duties in furtherance of Employer's business as otherwise provided in this Agreement.

         (b) Employee is further entitled to receive on an equal and comparable basis, all other perquisites currently provided or to be provided in the future to Employer's executive officers. Such perquisites include executive health and medical insurance plans.

         6. VACATION. Employee shall be entitled each year to three (3) weeks vacation which cannot be carried over to any other period nor shall Employee be compensated for vacation not taken. Employee may take a vacation at his discretion, provided such time is compatible with the vacation, meeting and work schedules of employees of Employer relevant to the responsibilities and duties of Employee. Employee will not take three (3) consecutive weeks of vacation without the approval of the Board of Directors. Employee shall arrange for the continued operation of the business of the Employer and the performances of Employee's duties and responsibilities by a qualified replacement, if necessary, acceptable to Employer, during such times as Employee is absent.

         7. TERMINATION. The Term shall terminate prior to December 31, 2000 upon the happening of any of the following events:

         (a) Automatically and without notice from Employer upon the death of Employee.

         (b) Upon written notice from Employer to Employee in the event that Employee becomes physically or mentally disabled, either totally or partially.

         (c) Upon written notice by Employer on grounds of Employee conviction of a crime, failure to carry out the policies of Employer, persistent absenteeism, felonious act or other dishonest practice, non-performance of his responsibilities and obligations to Employer, breach of the provisions of this Agreement, gross misconduct or neglect, whether by commission or omission, conduct prejudicing or tending to bring himself or the Employer into contempt or disrepute, or any similar cause.

         Upon such termination of employment, Employer shall not be required to pay Employee any severance pay, or any other sum except Employee compensation earned, if any, in accordance with Section 4 of this Agreement, to the date of such termination.

         8.      NON-COMPETITION.

         (a) Employee shall not at any time within a period of one year from the date of termination of his employment hereunder ("Non-Compete Period") if such termination is (i) by expiration of time, (ii) voluntary, or (iii) for cause, which term includes but is not limited to those occurrences as set forth in Section 7 (c) hereof;

                 (i) directly or indirectly, whether as principal, servant, employee, agent or consultant, canvass, solicit or entice or endeavor to entice away from Employer any director, officer or employee of Employer, or

                 (ii) directly or indirectly, whether as principal, servant, employee or agent or in any other capacity whatsoever carry on or be engaged or interested in any business within the states of New York and New Jersey carrying on or engaged in, directly or indirectly, the Services in competition with Employer, competition to mean those Services then provided and marketed to and with customers as that term is used and defined herein, or

                 (iii) directly or indirectly, whether as principal, servant, employee or agent, solicit or seek to obtain for himself or for any person, firm or corporation by whom he is employed or with whom he is associated, the business of, or act as principal, servant, employee or agent for, or directly or indirectly accept any benefit, whether in money or otherwise from any business in connection with the trade or business conducted for any person, firm or corporation, who either at the date of termination of his employment or at any time during the 12 months immediately preceding such termination, is or was a customer of Employer, provided that such restriction applies only with respect to Services provided and marketed within such 12 month period by the Employer for that customer; and provided further

              (A) for the purpose of this clause the expression "customer" shall be deemed to include a prospective customer whose business was the subject of negotiation with Employer at any time within a period of 12 months prior to the termination of Employee, and

              (B) in the event Employee, directly or indirectly, receives any benefit, whether in money or otherwise as aforesaid, at or in respect of any time during said Non-Compete Period he shall, without prejudice to any other rights or remedies available to Employer, be bound forthwith to account for and make payment to Employer in respect of such benefit.

         (b) Each of the foregoing obligations shall be deemed to be separate and severable obligations and each of said obligations shall be construed accordingly.

         (c) While the foregoing restrictions are considered by the parties to be reasonable in all the circumstances, it is agreed that if any of such restrictions shall be held to be void or ineffective for whatever reason but would be held to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced or the area thereof reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

         9.      CONFIDENTIALITY.

         (a) Employee shall not during the Term, except in the proper course of his duties, and shall not at any time and in any circumstances for a period of three years after the termination hereof, divulge to any person whomsoever and shall use his best efforts to prevent the publication or disclosure of any secrets, trade secretes, confidential knowledge or information or any information concerning the business, finances or affairs of Employer or of any of its customers or clients (including without prejudice to the foregoing generality the names and locations of customers, names of persons to contact within customer organizations, specifications of customer needs, specification of Services meeting customer needs, cost and pricing policies, sources of supply of Services and other proprietary information) or any of their dealings or transactions which may have come or may come to his knowledge during or in the course of his employment.

         (b) Employee shall immediately upon termination of his employment for whatever reason deliver up to Employer all price lists, list of customers, correspondence and other documents, papers and property belonging to Employer which may have been prepared by him or may have come into his possession in the course of his employment and shall not retain any copies thereof.

         10. REMEDIES. Employee acknowledges that the remedy at law for any breach of any of the provisions of this Agreement, particularly but not limited to Sections 8 and 9, shall be inadequate; that any such breach will cause irreparable injury to the Employer and/or its shareholders; that the Employer, in addition to any other rights and remedies existing at law or equity, or by statute, or under the terms of this Agreement, shall be entitled to an injunction or restraining order or other equitable relief without the need of posting any bonds with the court where such equitable relief is sought, restraining Employee from doing or continuing to do any such acts or any other violations or threatened violations or omitting to do such acts as are otherwise required in and under this Agreement, particularly but not limited to Sections 8 and 9. Employer shall be entitled to reasonable attorney's fees and other costs it may incur in connection with protecting its rights in the event of a breach of this Agreement, particularly but not limited to Sections 8 and 9.

         11. RESALE OF EMPLOYEE OWNERSHIP. If Employee voluntarily leaves or terminates his relationship with Employer prior to the expiration of the Term, for any reason whatsoever, or prior to the expiration of the Term Employee dies or becomes disabled to the extent that he is unable to perform under this Agreement, or Employee has any bankruptcy, receivership, assignment for the benefit of creditors, or similar proceeding initiated against or involving Employee, whether voluntarily or involuntarily, which proceeding is not dismissed within thirty (30) days of its initiation (collectively for purposes of this Section 11 "Termination"), then Employee's 3% ownership in Employer ("Employee's Shares") which Employee has obtained upon establishment of Employer and in consideration for this Employment Agreement, shall be sold by Employee, or Employee's legal representative as the case may be, to Employer and Employer shall purchase Employee's Shares for One ($1.00) Dollar.
Employee, and if Employee's executor or administrator or other legal representative is involved such person, shall execute and deliver all necessary documents Employer may require to establish its absolute title to the Employee's Shares to be sold to Employer as provided herein.

         Employee agrees that he shall not transfer, gift, pledge, sell, hypothecate, loan, grant any option upon or for said Employee's Shares, nor shall such Employee's Shares be placed or held in any other name alone or jointly with or without Employee, which Employee's Shares shall be held solely in the name of Employee, which shall not pass by descent or distribution or will, and which Employee's Shares will in no way or manner, directly or indirectly, be disposed of or transferred (collectively "Transferred"). Any such act or omission of or by Employee attempting or otherwise causing the Employee's Shares to be so Transferred shall be deemed a breach of this Agreement and a Termination of Employee providing for the immediate and automatic sale of Employee's Shares to Employer.

         Any sale of Employee's Shares shall be promptly accomplished after the event giving rise to such sale, but in no event more than seven (7) days therefrom.

         Employee's Shares are not liquid and there is no open market for such Employee's Shares, and for that reason, among others, Employer will be irreparably damaged if this sale provision is not specifically enforced. Any injunction to so enforce this provision shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which Employer may have.

         The certificate or certificates representing the Employee's Shares shall be endorsed with the following legend:

         "This share certificate is held subject to the terms of an Employment Agreement dated October 26, 1995 made between All American Medical & Surgical Supply Corp. and Lou Ghelli, a copy of which is on file with the Secretary of the Company."

         Employee, to induce Employer to enter into this Agreement, hereby waives to the extent permitted by law, all rights that he may have by operation of law or otherwise to Transfer the Employee's Shares.

         12. BINDING ON SUCCESSORS. The rights and obligations of the parties hereto shall inure to the benefit and shall be binding upon their successors and assigns.

         13. WAIVER OF BREACH. The waiver by Employer or Employee of a breach by either party of any provision hereof shall not operate or be construed to operate as a waiver by either party of any subsequent breach of any other provision hereof.

         14. SURVIVAL OF PROVISIONS. The provisions of Sections 2, 8 and 9 shall survive termination of employment of this Agreement. If any provision of this Agreement is declared invalid by any court of other competent authority the remaining provisions of this Agreement shall not be affected thereby.

         15. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         16. ASSIGNABILITY. This Agreement and its rights and obligations may not be assigned by Employee. Employer may assign any of its rights and obligations hereunder to a successor or surviving corporation resulting from a merger, consolidation, sale of assets or stock, or other corporate reorganization.

         17. NOTICES. Any notice permitted or required to be given by this Agreement shall be effected, if in writing, and delivered personally or by registered or certified mail, postage pre-paid, return receipt requested, or by overnight mail, Federal Express or similar delivery to each of the parties at:

                 Employer:        All American Medical & Surgical Supply Corp.
                                  1242 79th Street
                                  Brooklyn, New York 11228

                 Copy to:         Lawrence E. Jaffe, Esq.
                                  777 Terrace Avenue
                                  Hasbrouck Heights, New Jersey 07604

                 Employee:        Lou Ghelli
                                  29 Colonial Village Drive
                                  Hillsdale, New Jersey 07642

                 Copy to:



with such other addresses as any party may specify by written notice to the other party similarly given.

         18. DISPUTE. In the event of a dispute concerning either the interpretation or the enforcement of any provision of this Agreement and such dispute is resolved by a court having jurisdiction thereof, then in such event, the prevailing party shall be entitled to receive reimbursement of reasonably attorney's fees and court costs from the non-prevailing party.

         IN WITNESS WHEREOF, Employer has caused this Agreement to be executed in its corporate name by an appropriate officer and its corporate seal to be hereto affixed, and Employee has affixed his signature, all on the date and year first above written.

ATTEST:                                    ALL AMERICAN MEDICAL & SURGICAL
                                           SUPPLY CORP.


/s/ Lawrence E. Jaffe                      By: /s/ Thomas K. Langbein
----------------------------------             ----------------------
Lawrence E. Jaffe, Secretary                   THOMAS K. LANGBEIN,
                                               Chairman of the Board

WITNESS:                                   EMPLOYEE


                                           /s/ LOU GHELLI
-----------------------                    ---------------
                                           LOU GHELLI